As filed with the Securities and Exchange Commission on June 21, 2001
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BIOJECT MEDICAL TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

Oregon (State or other jurisdiction of incorporation)	93-1099680 (I.R.S. Employer Identification Number)

7620 SW Bridgeport Road
Portland, Oregon 97224
(503) 639-7221
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

JAMES C. O’SHEA
Chief Executive Officer
Bioject Medical Technologies Inc.
7620 SW Bridgeport Road
Portland, Oregon 97224
(503) 639-7221
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

STUART CHESTLER
Stoel Rives LLP
900 SW Fifth Avenue, Suite 2600
Portland, Oregon 97204
(503) 224-3380

        Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.   ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock	2,036,898	$12.595	$25,654,730	$6,414

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such indeterminate number of shares of common stock as may be required to prevent dilution resulting from stock splits, stock dividends or similar events, or changes in the exercise price of the warrants.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933. The calculation of the registration fee is based on the average of the high and low price for the Common Stock on June 18, 2001 as reported on the Nasdaq SmallCap Market.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED JUNE 21, 2001

PROSPECTUS

BIOJECT MEDICAL TECHNOLOGIES INC.

2,036,898 Shares of Common Stock

        The security holders of Bioject Medical Technologies Inc named in this prospectus may sell shares of our common stock. The shares will be sold from time to time by the Selling Shareholders named in this Prospectus. We will not receive any of the proceeds from the sale of the shares.

        Our common stock is traded on the Nasdaq SmallCap Market under the symbol “BJCT.” On June 18, 2001, the last sale price of our common stock as reported on the Nasdaq SmallCap Market was $12.04 per share.

Investment in the common stock involves a high degree of risk.
See section titled “Risk Factors” beginning on page 6 to read about certain factors you should consider before buying shares of common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The information in this Prospectus is not complete and may be changed. The Selling Shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this Prospectus is June     , 2001.

ABOUT THIS PROSPECTUS

        This Prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”). This Prospectus relates to 2,036,898 shares (the “Shares”) of our common stock being offered for sale by the selling shareholders of the Company (the “Selling Shareholders”). Certain Shares were acquired in connection with our acquisition of Vitajet Corporation in March 1998. Certain Shares were acquired in two private placements by the Company in May and June, 2001. Certain Shares will be acquired upon exercise of the common stock purchase warrants issued in connection with the May and June, 2001 private placements. In addition, certain shares will be acquired upon exercise of the common stock purchase warrants issued in November 2000 and May 2001 in connection with consulting services performed for the Company. We will not receive any of the proceeds from these sales. We have agreed to pay the expenses incurred in registering the Shares, including legal and accounting fees.

        The Shares have not been registered under the securities laws of any state or other jurisdiction as of the date of this Prospectus. Brokers or dealers should confirm the existence of an exemption from registration or effectuate such registration in connection with any offer and sale of the Shares.

        This Prospectus describes certain risk factors that you should consider before purchasing the Shares. See “Risk Factors” beginning on page 6. You should read this Prospectus together with the additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

        Federal securities law requires us to file information with the SEC concerning our business and operations. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy these documents at the public reference facility maintained by the SEC at Judiciary Plaza, 450 Fifth Street, NW, Room 1024, Washington, DC 20549. You can also copy and inspect such reports, proxy statements and other information at the following regional offices of the SEC:

New York Regional Office Seven World Trade Center Suite 1300 New York, NY 10048	Chicago Regional Office Citicorp Center 500 West Madison Street, Suite 1400 Chicago, Illinois 60661

        Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC’s web site at http://www.sec.gov. You can also inspect our reports, proxy statements and other information at the offices of the Nasdaq Stock Market.

        The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this Prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

1. Our Annual Report on Form 10-K for the year ended March 31, 2001.

        2.    The description of our Common Stock contained in our registration statement under Section 12 of the Exchange Act, dated January 29, 1987, and any amendment or report updating such description, including without limitation, Amendment No. 1 thereto dated October 5, 1987, Amendment No. 2 thereto dated October 26, 1987, Amendment No. 3 thereto dated December 23, 1987, Amendment No. 4 thereto dated January 27, 1988 and Amendment No. 5 thereto dated February 9, 1988, our Current Reports on Form 8-K dated December 17, 1992, November 29, 1995 and December 14, 1995.

        This Prospectus is part of a registration statement we filed with the SEC (Registration No.                    ). You may request a free copy of any of the above filings by writing or calling:

Christine M. Farrell
Secretary
7620 SW Bridgeport Road
Portland, Oregon 97224
(503) 639-7221

        You should rely only on the information incorporated by reference or provided in this Prospectus or any supplement to this Prospectus. We have not authorized anyone else to provide you with different information. The Selling Shareholders should not make an offer of these Shares in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement to this Prospectus is accurate as of any date other than the date on the cover page of this Prospectus or any supplement.

SUMMARY

        This summary highlights information contained elsewhere in this Prospectus and in the materials incorporated by reference. It contains a summary of the most significant aspects of the offering that you should consider before investing in our securities. This summary may not contain all of the information that is important to you. You should read carefully the entire prospectus and the materials incorporated by reference.

        We develop, manufacture and market jet injection systems for needle-free drug delivery. We license our technology to leading pharmaceutical and biotechnology companies for whose products our technology provides potentially increased medical efficacy or enhanced market acceptance. We also sell our products directly to healthcare providers.

        We manufacture and market a professional needle-free injection system, the Biojector® 2000, which allows healthcare professionals to inject medications through the skin, both intramuscularly and subcutaneously, without a needle. Using this technology to administer injections virtually eliminates the risk of contaminated needlestick injuries and the resulting blood-borne pathogen transmission, which is a major concern throughout the healthcare industry. The Biojector 2000 system consists of two components: a handheld, reusable jet-injector (the “Biojector 2000” or “B-2000”) and a sterile, single-use disposable syringe (the “Biojector syringe”). We also manufacture and market a device that allows the Biojector syringe to be filled without a needle (the “Vial Adapter”). The Vial Adapter may be purchased either separately or as a pre-packaged component of the B-2000 system. The B-2000 system is capable of delivering needle-free injections in varying doses up to 1 ml.

        We also market the Vitajet 3® (“Vitajet”), a spring-powered, needle-free, self-injection device, the rights to which were acquired in a transaction with Vitajet Corporation in March 1998. The Vitajet currently has regulatory clearance for administering injections of insulin and a modified Vitajet, called the cool.click™, has regulatory clearance for administering the Serono human growth hormone Saizen®. In addition, a modified Vitajet called the SeroJet™, has regulatory clearance for administering the Serono human growth hormone Serostim® for the treatment of Aids wasting.

        Although we are focused on developing a single expertise, namely needle free injections, we have developed numerous products and marketing strategies to address three large, distinct markets: drug delivery, immunization and immunotherapeutics, and safety. We intend to grow sales of our needle-free injection systems by focusing our direct sales force on the world-wide public health market while seeking strategic partners to enter the much larger physician office market. Our primary corporate objective is to develop partnerships with pharmaceutical and biotechnology companies to enhance the delivery of their injected medications and vaccines. Because of needle-phobia, many injected products are under-utilized by patients. By licensing its needle-free injection technology, Bioject can provide a more appealing format for the drug company’s injected products. In return, the drug manufacturer can create substantial demand for Bioject’s injection systems. By enhancing injected products with proprietary, customized needle-free injection systems, we expect to help our partners expand the market for their injected products.

        We are actively pursuing strategic partnering relationships with a number of pharmaceutical and biotechnology companies under which we plan to grant specified rights or licenses to some or all of our products. The strategy anticipates that the rights or licenses will allow strategic partners to i) use the licensed products for specific applications or purposes or ii) market the licensed products in conjunction with certain of their products.

        Currently, Bioject has three strategic partners: Amgen, Microheart (the successor to AngioSense), and Ares-Serono.

        Amgen, Inc. and the Company entered into a clinical development and supply agreement for the disposable Iject system for delivery of injected medications for two undisclosed medical indications. In addition, Amgen has options to license the Iject for additional indications.

        AngioSense, Inc. licensed three of Bioject’s systems to jointly develop novel delivery systems to deliver angiogenic and other compounds directly to the cardiovascular system. These systems will include a pre-filled disposable injection system, the Aject, which will be designed for epicardial injections during surgical procedures and catheter-based endocardial injections. In June 2001, Microheart, Inc. purchased AngioSense and the license was transferred to Microheart.

        Ares-Serono Group, plc. (“Serono”) licensed Bioject’s Vitajet 3 injection system for delivery of Saizen human growth hormone. The Vitajet has been customized for use in the pediatric growth market, and is marketed as the cool.click™. During the third quarter of fiscal 2001, the Company amended its agreement with Serono to provide Serono with exclusive worldwide distribution rights for its Saizen recombinant human growth hormone. In addition, Serono was given exclusive worldwide rights to the Vitajet 3 device for AIDS wasting applications. In March 2001, the SeroJet™, a customized version of the Vitajet 3, was cleared by the FDA for use with Serostim for the treatment of AIDS wasting.

        A primary focus of our research efforts is on clinical research in the area of DNA-based vaccines and medications. Currently, to the best of the Company’s knowledge, its devices are being used in more than 35 clinical research projects both within and outside of the United States, approximately 25 of which are DNA-based. These research projects are being conducted by companies leading the development of DNA-based medications as well as by the leading universities and governmental institutions conducting research in this area. There can be no assurance that further clinical studies will prove conclusively that Bioject’s technology is more effective in delivering DNA-based medications than alternative delivery systems that are currently available or that may be developed in the future.

        “Biojector,” “Bioject” and “Vitajet” are trademarks of Bioject.

FORWARD-LOOKING STATEMENTS

        Certain statements in this Registration Statement and the documents incorporated by reference to this Registration Statement constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects” or “does not expect,” “is expected,” “anticipates” or “does not anticipate,” “plans,” “estimates” or “intends,” or stating that certain actions, events or results “may,” “could,” “would,” “might” or “will” be taken, occur or be achieved) are not statements of historical fact and may be “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Bioject, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and factors include, among others, those described under “Risk Factors” and identified as risks or uncertainties in the documents incorporated by reference.

RISK FACTORS

        An investment in the Shares involves a high degree of risk. You should consider carefully the following risk factors, together with the other information in this Prospectus, before buying any Shares. You should also be aware that certain statements contained in this Prospectus that are not related to historical results are forward-looking statements. These forward-looking statements, such as statements of our strategies, plans, objectives, expectations and intentions, involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements.

        If our products are not accepted by the market, our business could fail.    Our success will depend on market acceptance of our needle-free injection drug delivery systems, the Biojector 2000 system and the Vitajet system, and on market acceptance of other products under development. If our products do not achieve market acceptance, our business could fail. Currently, the dominant technology used for intramuscular and subcutaneous injections is the hollow-needle syringe. Needle-syringes, while low in cost, have limitations, particularly relating to contaminated needlestick injuries. Use of the Biojector 2000 system for intramuscular and subcutaneous injections eliminates the associated risk of these injuries; however, the cost per injection is significantly higher. The Biojector 2000, the Vitajet system or any of our products under development may be unable to compete successfully with needle-syringes. A previous needle-free injection system manufactured by us did not achieve market acceptance and is no longer being marketed. Failure of the Biojector 2000 system or the Vitajet system to gain market acceptance would have a material adverse effect on our financial condition and results of operations.

        We have reduced our sales force and may be unable to penetrate targeted market segments.     In late fiscal 1998 and early fiscal 1999, we dramatically reduced our direct product sales force from one national and five district sales managers and we currently have one national sales manager and one east coast sales representative who are focused on specifically targeted market segments. This reduced sales force may not have sufficient resources to adequately penetrate one or more of the targeted market segments. Further, if the sales force is successful in penetrating one or more of the targeted market segments, we are unable to assure you that our products will be accepted in those segments or that product acceptance will result in product revenues which, together with revenues from corporate licensing and supply agreements, will be sufficient for us to operate profitably.

        We may be unable to enter into strategic corporate licensing and supply agreements, which could cause our business to suffer.    A key component of our sales and marketing strategy is to enter into licensing and supply arrangements with leading pharmaceutical and biotechnology companies for whose products our technology provides either increased medical effectiveness or a higher degree of market acceptance. If we cannot enter into these agreements on terms favorable to us or at all, our business may suffer. In January 1995, we entered into an agreement with Hoffman La Roche Pharmaceuticals, whereby the parties anticipated that the product development phase of the agreement would develop into a supply and distribution agreement between us and Roche. In June 1999, Roche advised us that due to a longer and more costly than expected regulatory process to gain clearance to use the B-2020 in conjunction with Roche’s products, Roche had changed its marketing strategy. In making that change in marketing strategy, Roche abandoned its exclusive distribution rights to the B-2020 and did not seek a supply of the B-2020 from us. In July 1998, we entered into an agreement with Merck & Co., whereby the parties anticipated that the initial July 1998 agreement would lead to a long-term licensing and supply agreement between the two companies. In February 1999, Merck & Co. advised us that it would not continue, at that time, to pursue exclusive license to or supply of our products. Both of these agreements resulted in significant short-term revenue. Neither agreement developed into the long-term revenue stream anticipated by our strategic partnering strategy. We may be unable to enter into future licensing or supply agreements with major pharmaceutical or biotechnology companies. Even if we enter into these agreements, they may not result in sustainable long-term revenues which, when combined with revenues from product sales, could be sufficient for us to operate profitably.

        An important component of our corporate licensing and supply agreement strategy is specifically targeted at entering into agreements of this nature with pharmaceutical and biotechnology companies developing DNA-

based vaccines and medications. The component of the strategy which focuses on companies developing DNA-based therapies arises in great part from preliminary data from clinical studies with animals which indicates that use of the Biojector technology may result in better performance of some DNA-based medications than can be achieved through the use of traditional needle-syringes. We cannot assure you that further clinical studies will prove conclusively that our technology is more effective in delivering DNA-based medications than alternative delivery systems that are either currently available or that may be developed in the future. Further, should our technology prove to be more effective in delivering DNA-based medications, we may be unable to gain regulatory clearance to deliver any DNA-based medications using our products. Further, even if intradermal delivery of DNA-based medications is critical to effective delivery of those compounds, we may be unable to gain regulatory clearance for intradermal delivery of DNA-based medications with our products. In addition, there can be no assurance that any company will be successful in developing one or more DNA-based therapies or successful in bringing those therapies to market. Further, should any companies be successful in developing and marketing DNA-based therapies, we may be unable to enter into long-term license or supply agreements with any such company, which could cause our financial condition and results of operations to suffer.

        We may never receive future royalties from the blood glucose monitoring technology, which could cause our financial condition to suffer.    In May 1999, rather than continue to fund the cost of its development, we entered into negotiations to sell Marathon Medical Technologies Inc.’s blood glucose monitoring technology, and certain fixed assets related to developing the technology, to a third party. The sale was completed on June 30, 1999. The terms of the sale of the blood glucose monitoring technology provide for us to receive a royalty on net sales of future products, if any, which may be developed from the licensed technology. The agreement calls for a royalty of three percent of net sales until we have received total royalty payments of $10 million. The agreement then calls for royalty payments of one percent of net sales thereafter. Future products may never be successfully developed from the blood glucose monitoring technology, and if products are developed, they may not be commercially successful, which would mean that we would receive no future royalties and this could cause our financial condition to suffer.

        We have a history of losses and may never be profitable.    Since our formation in 1985, we have incurred significant annual operating losses and negative cash flow. At March 31, 2001, we had an accumulated deficit of $67.1 million. We may never be profitable, which could have a negative effect on our stock price. Historically, our revenues have been derived primarily from licensing and technology fees and from limited product sales. The product sales were principally sales to dealers in order to stock their inventories and to Homecare Management Inc., a company that we no longer sell to. More recently, we have sold our products to end-users, primarily to public health clinics for vaccinations and to nursing organizations for flu immunizations. We have not attained profitability at these sales levels. We may never be able to generate significant revenues or achieve profitability.

        We will need additional financing in the future, and if we cannot obtain the necessary financing our business could fail.    To date, our revenues from operations have not been sufficient to meet our cash requirements. As a result, since our inception in 1985, we have financed our operations, working capital needs and capital expenditures primarily from private placements of securities, exercises of stock options and warrants, proceeds received from our initial public offering in 1986, proceeds received from a public offering of Common Stock in November 1993, licensing and technology revenues, equity investments from Elan and Amgen, proceeds from the sale of the glucose monitoring technology, proceeds received from a private placement of Common Stock in July and August 2000, proceeds received from two private placements of Common Stock in May and June 2001, and through sales of products. We do not have a credit facility. We plan to fund our future cash requirements through revenues, debt, and sales of equity securities. However, we may be unable to obtain the financing sufficient to fund our business activities on favorable terms or at all. Failure to obtain adequate financing would have a material adverse impact on our business. In addition, sale of our equity securities on unfavorable terms to meet our obligations could result in material dilution to the existing shareholders.

        We have outstanding convertible preferred stock, which is convertible into Common Stock at prices which may be lower than market price at the time of conversion which could result in dilution to existing Common Stock holders.    Our Common Stock is subject to the rights and preferences of the Series A and C Convertible Preferred Stock, which may be converted into Common Stock at prices which may be lower than market price at the time of conversion, causing substantial dilution to existing holders of Common Stock. Each share of Series A and Series C Convertible Preferred Stock is convertible into two shares of Common Stock. In October, 2004, unless it is converted earlier by the holders or redeemed by us, the shares of Series A and C Convertible Preferred Stock and accrued but unpaid dividends on the Series A Convertible Preferred Stock convert automatically into Common Stock.

        We have limited manufacturing experience, and may be unable to produce our products at the unit costs necessary for the products to be competitive in the market, which could cause our financial condition to suffer.    We have limited experience manufacturing our products in commercially viable quantities. We have increased our production capacity for the Biojector 2000 system and the Vitajet product line through automation of, and changes in, production methods, in order to achieve savings through higher volumes of production. If we are unable to do so, then our results of operations and financial condition could suffer. The current cost per injection of the Biojector 2000 system and Vitajet product line is substantially higher than that of traditional needle-syringes, our principal competition. A key element of our business strategy has been to reduce the overall manufacturing cost through automating production and packaging. This automation is substantially complete. There can be no assurance that we will achieve sales and manufacturing volumes necessary to realize cost savings from volume production at levels necessary to result in significant unit manufacturing cost reductions. Failure to do so will continue to make competing with needle-syringes on the basis of cost very difficult and will adversely affect our financial condition and results of operations. We may be unable to successfully manufacture devices at a unit cost that will allow the product to be sold profitably. Failure to do so would adversely affect our financial condition and results of operations.

        We are subject to extensive government regulation and must continue to comply with these regulations or our business could suffer.    Our products and manufacturing operations are subject to extensive government regulation in both the U.S. and abroad. If we cannot comply with these regulations, we may be unable to distribute our products, which could cause our business to suffer or fail. In the U.S., the development, manufacture, marketing and promotion of medical devices are regulated by the Food and Drug Administration (“FDA”) under the Federal Food, Drug, and Cosmetic Act (“FD&C”). In 1987, we received clearance from the FDA under Section 510(k) of the FD&C to market a hand-held CO2-powered needle-free injection system. The FD&C provides that new premarket notifications under Section 510(k) of the FD&C are required to be filed when, among other things, there is a major change or modification in the intended use of a device or a change or modification to a legally marketed device that could significantly affect its safety or effectiveness. A device manufacturer is expected to make the initial determination as to whether the change to its device or its intended use is of a kind that would necessitate the filing of a new 510(k) notification. Although the Biojector 2000 system incorporates changes from the system with respect to which our 1987 510(k) marketing clearance was received and expands its intended use, we made the determination that these were not major changes or modifications in intended use or changes in the device that could significantly affect the safety or effectiveness of the device. Accordingly, we further concluded that the 1987 510(k) clearance permitted us to market the Biojector 2000 system in the U.S. In June 1994, we received clearance from the FDA under 510(k) to market a version of our Biojector 2000 system in a configuration targeted at high volume injection applications. In October 1996, we received 510(k) clearance for a needle-free disposable vial access device. In March 1997, we received additional 510(k) clearance for certain enhancements to our Biojector 2000 system. In June 2000, we received 510(k) clearance for the cool.click, a modified Vitajet. In March 2001, we received 510(k) clearance for the SeroJet, a modified Vitajet. In April 2001, we received 501(k) clearance to market a reconstitution kit and vial injector. The FDA may not concur with our determination that our current and future products can be qualified by means of a 510(k) submission.

        Future changes to manufacturing procedures could require that we file a new 510(k) notification. Also, future products, product enhancements or changes, or changes in product use may require clearance under

Section 510(k), or they may require FDA premarket approval (“PMA”) or other regulatory clearances. PMAs and regulatory clearances other than 510(k) clearance generally involve more extensive prefiling testing than a 510(k) clearance and a longer FDA review process. Under current FDA policy, applications involving pre-filled syringes would be evaluated by the FDA as drugs rather than devices, requiring FDA new drug applications (“NDAS”) or abbreviated new drug applications (“ANDAs”). Depending on the circumstances, drug regulation can be much more extensive and time consuming than device regulation.

        FDA regulatory processes are time consuming and expensive. Product applications submitted by the Company may not be cleared or approved by the FDA. In addition, our products must be manufactured in compliance with Good Manufacturing Practices as specified in regulations under the FD&C. The FDA has broad discretion in enforcing the FD&C, and noncompliance with the FD&C could result in a variety of regulatory actions ranging from product detentions, device alerts or field corrections, to mandatory recalls, seizures, injunctive actions, and civil or criminal penalties.

        If we cannot meet international product standards, we will be unable to distribute our products outside of the United States, which could cause our business to suffer.    Distribution of our products in countries other than the U.S. may be subject to regulation in those countries. Failure to satisfy these regulations would impact our ability to sell our products in these countries and could cause our business to suffer. In January 1999, we received certification from TUV Product Services for our quality system, which meets the requirements of ISO 9001 and EN 46001. In November 1999, we received certification from TUV Product Services for the applicable requirements of EC-Directive 93/42/EEC Annex. II.3 Medical Device Directive. This certification allows us to label our products with the CE Mark and sell them in the European Community. We may be unable to continue to meet the standards of ISO 9001 or CE Mark certification.

        If the healthcare industry limits coverage or reimbursement levels, the acceptance of our products could suffer.    The price of our products exceeds the price of needle-syringes and if coverage or reimbursement levels are reduced, market acceptance of our products could be harmed. The healthcare industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of healthcare facilities. During the past several years, the healthcare industry has been subject to increased government regulation of reimbursement rates and capital expenditures. Among other things, third party payers are increasingly attempting to contain or reduce healthcare costs by limiting both coverage and levels of reimbursement for healthcare products and procedures. Because the price of the Biojector 2000 system and Vitajet product line exceeds the price of a needle-syringe, cost control policies of third party payers, including government agencies, may adversely affect acceptance and use of the Biojector 2000 system and Vitajet product line.

        We are highly dependent on third-party relationships, and our business could suffer if we cannot maintain these relationships.    We are dependent on third parties for distribution of the Biojector 2000 system to certain market segments, for the manufacture of component parts, and for assistance with the development and distribution of future application-specific systems. If we cannot maintain these relationships, or if the third parties are unable to provide the services we require, our business could suffer.

        Our current manufacturing processes for the Biojector 2000 jet injector and disposable syringes as well as manufacturing processes to produce the Vitajet consist primarily of assembling component parts supplied by outside suppliers. Some of these components are currently obtained from single sources, with some components requiring significant production lead times. In the past, we have experienced delays in the delivery of certain components. To date, such delays have not had a material adverse effect on our operations. We may experience delays in the future, and these delays could have a material adverse effect on our financial condition and results of operations.

        In the past, we have entered into agreements with certain major pharmaceutical or biotechnology companies for development and distribution of needle-free injection systems and for use of our needle-free injection systems in conjunction with the pharmaceutical companies’ products. In all cases to date, these companies have had the right to terminate those agreements at certain phases as defined in the agreements. In several instances, those agreements have been terminated before yielding sustained long-term licensing or product sales revenues. Entering into agreements of this nature is an important part of our overall business strategy. We may be unable to interest any major pharmaceutical or biotechnology companies in entering into such agreements. If interested parties are found, we may be unsuccessful at negotiating and entering into long-term licensing and supply agreements with the interested parties. Further, if such agreements are entered into, there can be no assurance that the companies’ interest and participation in the agreements and projects will continue and result in long-term, sustainable revenues as contemplated by this aspect of our overall business strategy. Failure to enter into future licensing and product supply agreements with major pharmaceutical or biotechnology companies and failure of those future agreements to result in significant, sustainable long-term revenues could adversely affect our financial condition.

        If we are unable to manage our growth, our results of operations could suffer.    If our products achieve market acceptance or if we are successful in entering into product supply agreements with major pharmaceutical or biotechnology companies, we expect to experience rapid growth. Such growth would require expanded customer service and support, increased personnel, expanded operational and financial systems, and implementing new and expanded control procedures. We may be unable to attract sufficient qualified personnel or successfully manage expanded operations. As we expand, we may periodically experience constraints that would adversely affect our ability to satisfy customer demand in a timely fashion. Failure to manage growth effectively could adversely affect our financial condition and results of operations.

        We may be unable to compete in the medical equipment field, which could cause our business to fail.     The medical equipment market is highly competitive and competition is likely to intensify. If we cannot compete, our business will fail. Our products compete primarily with traditional needle-syringes, “safety syringes” and also with other alternative drug delivery systems. While we believe our products provide a superior drug delivery method, there can be no assurance that we will be able to compete successfully with existing or newly developed drug delivery products. Many of our competitors have longer operating histories as well as substantially greater financial, technical, marketing and customer support resources. One or more of these competitors may develop an alternative drug delivery system that competes more directly with our products, and our products may be unable to compete successfully with such a product.

        We are dependent on a single technology, and if it cannot compete or find market acceptance, our business will suffer.    Our strategy has been to focus our development and marketing efforts on our needle-free injection technology. Focus on this single technology leaves us vulnerable to competing products and alternative drug delivery systems. If our technology cannot find market acceptance or cannot compete against other technologies, business will suffer. We perceive that healthcare providers’ desire to minimize the use of the traditional needle-syringe has stimulated development of a variety of alternative drug delivery systems such as “safety syringes,” jet injection systems, nasal delivery systems and transdermal diffusion “patches”. In addition, pharmaceutical companies frequently attempt to develop drugs for oral delivery instead of injection. While we believe that for the foreseeable future there will continue to be a significant need for injections, alternative drug delivery methods may be developed which are preferable to injection.

        We rely on patents and proprietary rights to protect our proprietary technology.    We rely on a combination of trade secrets, confidentiality agreements and procedures, and patents to protect our proprietary technologies. We have been granted a number of patents in the United States and several patents in other countries covering certain technology embodied in our current jet injection system and certain manufacturing processes. Additional patent applications are pending in the U.S. and certain foreign countries. The claims contained in any patent application may not be allowed, or any patent or our patents collectively may not provide adequate protection for our products and technology. In the absence of patent protection, we may be vulnerable to competitors who attempt to copy our products or gain access to our trade secrets and know-how. In addition, the laws of foreign countries may not protect our proprietary rights to this technology to the same extent as the laws of the U.S. We believe we have independently developed our technology and attempt to ensure that our products do not infringe the proprietary rights of others. We know of no such infringement claims. However, any claims could have a material adverse affect on our financial condition and results of operations.

        If our products fail or cause harm, we could be subject to substantial product liability, which could cause our business to suffer.    Producers of medical devices may face substantial liability for damages in the event of product failure or if it is alleged the product caused harm. We currently maintain product liability insurance and, to date, have experienced only one product liability claim. There can be no assurance, however, that we will not be subject to a number of such claims, that our product liability insurance would cover such claims, or that adequate insurance will continue to be available to us on acceptable terms in the future. Our business could be adversely affected by product liability claims or by the cost of insuring against such claims.

        We are highly dependent on our key employees, and our business could suffer if they were to leave.     Our success depends on the retention of our executive officers, Mr. James O’Shea, Dr. Richard Stout, and Mr. Michael Redmond, and other key employees. Competition exists for qualified personnel and our success will depend, in part, on attracting and retaining qualified personnel. Failure in these efforts could have a material adverse effect on our business, financial condition or results of operations.

        There are a large number of shares eligible for sale into the public market in the near future, which may reduce the price of our Common Stock.    The market price of our Common Stock could decline as a result of sales of a large number of shares of our Common Stock in the market, or the perception that such sales could occur. We have a large number of shares of Common Stock outstanding and available for resale beginning at various points in time in the future. These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. The shares of our Common Stock currently outstanding will become eligible for sale without registration pursuant to Rule 144 under the Securities Act, subject to certain conditions of Rule 144. Certain holders of our Common Stock also have certain demand and piggyback registration rights enabling them to register their shares under the Securities Act for sale. Including shares being offered by this Prospectus, we have registered approximately 6.25 million shares for resale on Form S-3 registration statements as well as approximately 1.85 million shares issuable upon exercise of warrants. There are 3.75 million shares of Common Stock issuable upon conversion of preferred stock and exercise of warrants held by Elan International. These 3.75 million shares have demand and piggyback registration rights. In addition, we have approximately 400,000 shares of Common Stock reserved for issuance under our stock option plan. As of May 31, 2001, options to purchase approximately 1 million shares of Common Stock were outstanding and will be eligible for sale in the public market from time to time subject to vesting. These stock options generally have exercise prices significantly below the current price of our Common Stock. The possible sale of a significant number of these shares may cause the price of our Common Stock to fall.

        We may be unable to maintain our listing on Nasdaq, which could cause our stock price to fall and decrease the liquidity of our Common Stock.    Our Common Stock is quoted on the Nasdaq SmallCap Market. If we cannot comply with the continuing requirements, we may be delisted which could cause the stock price to fall and decrease the liquidity of our Common Stock for existing shareholders. There are a number of continuing requirements that must be met in order for the Common Stock to remain eligible for quotation on the Nasdaq SmallCap Market. The failure to meet the maintenance criteria in the future could result in the delisting of our Common Stock from Nasdaq. In such event, trading, if any, in the Common Stock may then continue to be conducted in the non- Nasdaq over-the-counter market. As a result, an investor may find it more difficult to dispose of or to obtain accurate quotations as to the market value of our Common Stock. In addition, if the Common Stock were delisted from trading on Nasdaq and the trading price of the Common Stock were less than $5.00 per share, trading in the Common Stock would also be subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock. The additional burdens imposed on broker-dealers may discourage broker-dealers from effecting transactions in penny stocks, which could reduce the liquidity of the shares of Common Stock and thereby have a material adverse effect on the trading market for the securities.

        Our stock price may be highly volatile, which increases the risk of securities litigation.     The market for our Common Stock and for the securities of other early-stage, small market-capitalization companies has been highly volatile in recent years. This increases the risk of securities litigation relating to such volatility. We believe that factors such as quarter-to-quarter fluctuations in financial results, reduction in the number of outstanding shares due to the recent reverse stock split, new product introductions by us or our competition, public announcements, changing regulatory environments, sales of Common Stock by certain existing shareholders, substantial product orders and announcement of licensing or product supply agreements with major pharmaceutical or biotechnology companies could contribute to the volatility of the price of our Common Stock, causing it to fluctuate dramatically. General economic trends such as recessionary cycles and changing interest rates may also adversely affect the market price of our Common Stock.

USE OF PROCEEDS

        If all the Shares being offered by this Prospectus that are issuable upon exercise of warrants to purchase common stock are purchased from us, we will receive net proceeds of approximately $4.3 million. We expect to use the net proceeds from the exercise of the warrants for working capital and other general corporate purposes.

SELLING SHAREHOLDERS

        1,500,000 of the Shares being offered for resale by the Selling Shareholders were acquired pursuant to Subscription Agreements in a private placement that took place in May 2001. 344,898 of the Shares will be acquired upon exercise of our Series “V” Common Stock Purchase Warrants, which were issued as part of the May 2001 private placement. 130,000 of the Shares were acquired by the Selling Shareholders pursuant to Subscription Agreements in a private placement in June 2001. Another 29,900 of the Shares will be acquired upon exercise of our Series “W” Common Stock Purchase Warrants, which were issued as part of the June 2001 private placement. 20,000 of the Shares will be acquired upon exercise of our Series “U” Common Stock Purchase Warrants, which we issued to a consultant in November 2000 and May 2001. 12,000 of the Shares were acquired in connection with our acquisition of Vitajet Corporation in March of 1998. The term “Selling Shareholder” includes persons acquiring such securities in permitted transfers from the original holders thereof in transactions not requiring registration under the Securities Act.

        The following table sets forth certain information regarding the beneficial ownership of shares of Common Stock by the Selling Shareholders as of June 6, 2001, and as adjusted to reflect the sale of the Shares.

	Amount of common stock beneficially owned by shareholder before this offering		Amount offered for selling shareholder’s account by this prospectus	Shares Owned After Offering(A)
Name				Number	Percent
Leonard J. Adams	2,875	[1]	2,875	0	*
ANO LLC	2,875	[2]	2,875	0	*
Robert Apple	3,450	[3]	3,450	0	*
Don A. Backlund	3,680	[4]	3,680	0	*
Baker Street Capital Partners, L.P.	43,125	[5]	43,125	0	*
Baker Street Technology Partners, L.P.	43,125	[6]	43,125	0	*
Kevin Barbary and Deborah J. Barbary, JTWROS	3,450	[7]	3,450	0	*
Louis Barlow Trust	5,750	[8]	5,750	0	*
Barnett & Co.	115,000	[9]	115,000	0	*
Blinn Family Trust DTD 10/11/94, John C. Blinn III and Adriana E. Blinn TTEES	5,750	[10]	5,750	0	*
Steven L. Bock IRA	2,875	[11]	2,875	0	*
William C. Brown	4,312	[12]	4,312	0	*
Ira Daniel Sherman & Darlene Bryant, JTWROS	5,750	[13]	5,750	0	*
Chase Nominees Ltd. For the Fleming US Discovery Trust	299,900	[14]	46,000	253,900	2.6
Chase Nominees Ltd. For FF US Micro Cap Fund	457,400	[15]	103,500	353,900	3.6
Andrew Chesnick and Lydia Chesnick, JTWROS	2,875	[16]	2,875	0	*
Janet R. Childs	2,875	[17]	2,875	0	*
John F. Combs	2,875	[18]	2,875	0	*
John Connor	8,625	[19]	8,625	0	*
Mark W. Cooper	2,875	[20]	2,875	0	*
Bear Stearns Security Corp. Custodian for Richard Cote	4,375	[21]	2,875	1,500	*
Gordon B. Crary III Trust dated 1/3/69, Gordon B. Crary TTEE	2,875	[22]	2,875	0	*
John Langdon Crary Trust dated 8/12/72, John L. Crary TTEE	4,600	[23]	4,600	0	*
Alan R. Curtis	2,875	[24]	2,875	0	*
Joseph Cuzzupoli	2,875	[25]	2,875	0	*

	Amount of common stock beneficially owned by shareholder before this offering		Amount offered for selling shareholder’s account by this prospectus	Shares Owned After Offering(A)
Name				Number		Percent
Robyn C. Davis	2,875	[26]	2,875	0		*
David J. Day	11,500	[27]	11,500	0		*
Diamond Point Fund	11,500	[28]	11,500	0		*
Joseph DiBenedetto, Jr.	5,750	[29]	5,750	0		*
Chris Di Napoli	2, 875	[30]	2,875	0		*
Lester and Karla Ducote, JTWROS	5,750	[31]	5,750	0		*
E-Fay Limited Partnership	8,750	[32]	5,750	3,000		*
Bruce Efron	9,200	[33]	9,200	0		*
Bear Stearns Security Corp. Custodian for Bruce Efron	5,175	[34]	5,175	0		*
William S. Ellsworth M/P Pension Plan	3,375	[35]	2,875	500		*
Dirk Foreman and Valeria Foreman, JTWROS	2,875	[36]	2,875	0		*
Paul Fraser IRA	2,875	[37]	2,875	0		*
Paul J. Fraser and Laurie C. Fraser, JTWROS	2,875	[38]	2,875	0		*
William A. Galvin	5,750	[39]	5,750	0		*
William H. Gaudreau Trust, 4/1/93, William Gaudreau TTEE	2,875	[40]	2,875	0		*
David Goldberg BSSC Master Defined Contribution Profit Sharing Plan	5,750	[41]	5,750	0		*
Peter Grabler	2,875	[42]	2,875	0		*
Donald D. Graham	6,325	[43]	6,325	0		*
Charles J. Hammerstrom, Jr.	2,875	[44]	2,875	0		*
Hare & Co.	80,500	[45]	80,500	0		*
Simon Helfgott SEP IRA	2,875	[46]	2,875	0		*
Daniel J. Hochman	5,525	[47]	4,025	1,500		*
Joseph & Evelyn Jenkins, JTWROS	2,875	[48]	2,875	0		*
Frank Kasilowski and Margaret Kasilowski, JTWROS	2,875	[49]	2,875	0		*
Yi H. Kao M.D. and Marianne Kao, JTWROS	5,807	[50]	5,807	0		*
James David Kelsey and Shari Jo Kelsey, JTWROS	2,875	[51]	2,875	0		*
Harvey Kimmel	2,875	[52]	2,875	0		*
LAB Partners	23,000	[53]	23,000	0		*
Sergio Landau	74,816	[54]	12,000	62,816		*
Jeffrey M. Lavin	5,750	[55]	5,750	0		*
Leerink Swann & Company	130,400	[56]	130,400	0	[56]	*	[56]
Lighthouse Management L.P.	11,500	[57]	11,500	0		*
Little Wing L.P.	108,100	[58]	108,100	0		*
Steven K. Luminais and Elizabeth K. Luminais	2,875	[59]	2,875	0		*
Norman A. Marowitz	5,750	[60]	5,750	0		*
John P. McDonald	2,875	[61]	2,875	0		*
Timothy W. McGibney and Kelly C. McGibney, JTWROS	2,875	[62]	2,875	0		*
Thomas L. McGrath & Susan B. McGrath, JTWROS	5,750	[63]	5,750	0		*
MedaCorp, Inc.	20,000	[64]	20,000	0		*
Merlin BioMed II, L.P.	58,650	[65]	58,650	0		*
Merlin BioMed III, L.P.	27,600	[66]	27,600	0		*
Merlin BioMed International, Ltd.	118,450	[67]	118,450	0		*
Merlin BioMed, L.P.	74,750	[68]	74,750	0		*
Steven and Mark Mscisz, JTWROS	2,875	[69]	2,875	0		*
Robert F. Mustard Trust dated 4/22/88, Robert F. Mustard TTEE	2,875	[70]	2,875	0		*
Ronald E. Myrick	2,875	[71]	2,875	0		*
Narragansett I, L.P.	47,437	[72]	47,437	0		*
Narragansett Offshore, Ltd.	96,312	[73]	96,312	0		*
James C. Neary	2,875	[74]	2,875	0		*
David E. Nelson and Rosie Nelson, JTWROS	3,875	[75]	2,875	1,000		*

	Amount of common stock beneficially owned by shareholder before this offering		Amount offered for selling shareholder’s account by this prospectus	Shares Owned After Offering(A)
Name				Number	Percent
John S. Newberry	2,875	[76]	2,875	0	*
NMJ Limited Partnership	3,450	[77]	3,450	0	*
Charles F. Norton Jr.	3,450	[78]	3,450	0	*
Mary H. Odoy	2,875	[79]	2,875	0	*
Pequot Navigator Offshore Fund, Inc.	78,500	[80]	57,500	21,000	*
Pequot Scout Fund, L.P.	178,500	[81]	57,500	121,000	1.2
Philosophe Nominee Trust, Ralph & Ruth Philosophe TTEES	4,025	[82]	4,025	0	*
Bear Stearns Security Corp. Custodian for Scott Pickett	2,875	[83]	2,875	0	*
Bear Stearns Security Corp. Custodian for Steven Pickett	5,750	[84]	5,750	0	*
Steven and Robin Pickett, JTWROS	11,500	[85]	11,500	0	*
Rainbow Trading Corporation	34,500	[86]	34,500	0	*
Steven M. Ratner 1999 Revocable Trust dtd 1/5/00, Steven M. Ratner TTEE	2,875	[87]	2,875	0	*
Michael A. Russell Trust Dtd. 2/5/99, Michael A. Russell TTEE	2,875	[88]	2,875	0	*
SAFCO Ultra Fund	43,125	[89]	43,125	0	*
Wayne Saker	11,500	[90]	11,500	0	*
Sands Point Partners	23,000	[91]	23,000	0	*
SBL Fund, Series J	129,375	[92]	129,375	0	*
Shuman & Ross PSP Trust F/B/O Howard S. Ross	2,875	[93]	2,875	0	*
Lois Silverman	2,875	[94]	2,875	0	*
Alan D. Solomont	2,875	[95]	2,875	0	*
Bear Stearns Security Corp. Custodian for Jack James Sorci	12,500	[96]	11,500	1,000	*
Samuel and Shirley Straface, JTWROS	3,450	[97]	3,450	0	*
Taib BioMed Fund, Ltd.	8,050	[98]	8,050	0	*
Todd Taplin	2,875	[99]	2,875	0	*
Jiri Tichy IRA	6,750	100	5,750	1,000	*
Toledano Capital LLC	13,800	101	13,800	0	*
Tradewinds Fund Ltd.	35,650	102	35,650	0	*
Tribophysics Corporation	17,250	103	17,250	0	*
Ursus Capital L.P.	36,800	104	36,800	0	*
Ursus Offshore LTD	9,200	105	9,200	0	*
West Coast Distributing Inc.	2,875	106	2,875	0	*
Brian D. White	2,875	107	2,875	0	*
Scott Wilfong	5,750	108	5,750	0	*
John Wilkinson	3,875	109	2,875	1,000	*
Worthington Growth, L.P.	57,500	110	57,500	0	*
Bear Stearns Security Corp. Custodian for George Yaffe	13,050	111	8,050	5,000	*
Bear Stearns Security Corp. Custodian for Richard B. Yaffe	2,875	112	2,875	0	*
Mark Zides	2,875	113	2,875	0	*

*	Less than 1%

(A)	Assumes that the Selling Shareholders will sell all Shares during the effective period.

[1]	Includes 2,500 shares of common stock and 375 shares of common stock subject to common stock purchase warrants.

[2]	Includes 2,500 shares of common stock and 375 shares of common stock subject to common stock purchase warrants.

[3]	Includes 3,000 shares of common stock and 450 shares of common stock subject to common stock purchase warrants.

[4]	Includes 3,200 shares of common stock and 480 shares of common stock subject to common stock purchase warrants.

[5]	Includes 37,500 shares of common stock and 5,625 shares of common stock subject to common stock purchase warrants.

[6]	Includes 37,500 shares of common stock and 5,625 shares of common stock subject to common stock purchase warrants.

[7]	Includes 3,000 shares of common stock and 450 shares of common stock subject to common stock purchase warrants.

[8]	Includes 5,000 shares of common stock and 750 shares of common stock subject to common stock purchase warrants.

[9]	Includes 100,000 shares of common stock and 15,000 shares of common stock subject to common stock purchase warrants.

[10]	Includes 5,000 shares of common stock and 750 shares of common stock subject to common stock purchase warrants.

[11]	Includes 2,500 shares of common stock and 375 shares of common stock subject to common stock purchase warrants.

[12]	Includes 3,750 shares of common stock and 562 shares of common stock subject to common stock purchase warrants.

[13]	Includes 5,000 shares of common stock and 750 shares of common stock subject to common stock purchase warrants.

[14]	Includes 293,900 shares of common stock and 6,000 shares of common stock subject to common stock purchase warrants.

[15]	Includes 443,900 shares of common stock and 13,500 shares of common stock subject to common stock purchase warrants.

[16]	Includes 2,500 shares of common stock and 375 shares of common stock subject to common stock purchase warrants.

[17]	Includes 2,500 shares of common stock and 375 shares of common stock subject to common stock purchase warrants.

[18]	Includes 2,500 shares of common stock and 375 shares of common stock subject to common stock purchase warrants.

[19]	Includes 7,500 shares of common stock and 1,125 shares of common stock subject to common stock purchase warrants.

[20]	Includes 2,500 shares of common stock and 375 shares of common stock subject to common stock purchase warrants.

[21]	Includes 4,000 shares of common stock and 375 shares of common stock subject to common stock purchase warrants.

[22]	Includes 2,500 shares of common stock and 375 shares of common stock subject to common stock purchase warrants.

[23]	Includes 4,000 shares of common stock and 600 shares of common stock subject to common stock purchase warrants.

[24]	Includes 2,500 shares of common stock and 375 shares of common stock subject to common stock purchase warrants.

[25]	Includes 2,500 shares of common stock and 375 shares of common stock subject to common stock purchase warrants.

[26]	Includes 2,500 shares of common stock and 375 shares of common stock subject to common stock purchase warrants.

[27]	Includes 10,000 shares of common stock and 1,500 shares of common stock subject to common stock purchase warrants.

[28]	Includes 10,000 shares of common stock and 1,500 shares of common stock subject to common stock purchase warrants.

[29]	Includes 5,000 shares of common stock and 750 shares of common stock subject to common stock purchase warrants.

[30]	Includes 2,500 shares of common stock and 375 shares of common stock subject to common stock purchase warrants.

[31]	Includes 5,000 shares of common stock and 750 shares of common stock subject to common stock purchase warrants.

[32]	Includes 8,000 shares of common stock and 750 shares of common stock subject to common stock purchase warrants.

[33]	Includes 8,000 shares of common stock and 1,200 shares of common stock subject to common stock purchase warrants.

[34]	Includes 4,500 shares of common stock and 675 shares of common stock subject to common stock purchase warrants.

[35]	Includes 3,000 shares of common stock and 375 shares of common stock subject to common stock purchase warrants.

[36]	Includes 2,500 shares of common stock and 375 shares of common stock subject to common stock purchase warrants.

[37]	Includes 2,500 shares of common stock and 375 shares of common stock subject to common stock purchase warrants.

[38]	Includes 2,500 shares of common stock and 375 shares of common stock subject to common stock purchase warrants.

[39]	Includes 5,000 shares of common stock and 750 shares of common stock subject to common stock purchase warrants.

[40]	Includes 2,500 shares of common stock and 375 shares of common stock subject to common stock purchase warrants.

[41]	Includes 5,000 shares of common stock and 750 shares of common stock subject to common stock purchase warrants.

[42]	Includes 2,500 shares of common stock and 375 shares of common stock subject to common stock purchase warrants.

[43]	Includes 5,500 shares of common stock and 825 shares of common stock subject to common stock purchase warrants.

[44]	Includes 2,500 shares of common stock and 375 shares of common stock subject to common stock purchase warrants.

[45]	Includes 70,000 shares of common stock and 10,500 shares of common stock subject to common stock purchase warrants.

[46]	Includes 2,500 shares of common stock and 375 shares of common stock subject to common stock purchase warrants.

[47]	Includes 5,000 shares of common stock and 525 shares of common stock subject to common stock purchase warrants.

[48]	Includes 2,500 shares of common stock and 375 shares of common stock subject to common stock purchase warrants.

[49]	Includes 2,500 shares of common stock and 375 shares of common stock subject to common stock purchase warrants.

[50]	Includes 5,050 shares of common stock and 757 shares of common stock subject to common stock purchase warrants.

[51]	Includes 2,500 shares of common stock and 375 shares of common stock subject to common stock purchase warrants.

[52]	Includes 2,500 shares of common stock and 375 shares of common stock subject to common stock purchase warrants.

[53]	Includes 20,000 shares of common stock and 3,000 shares of common stock subject to common stock purchase warrants.

[54]	Includes 3,000 shares of common stock held in the name of Mara Landau, Sergio Landau’s wife.

[55]	Includes 5,000 shares of common stock and 750 shares of common stock subject to common stock purchase warrants.

[56]
Includes 130,400 shares of common stock subject to common stock purchase warrants. Leerink Swann & Company is a market maker in the Company’s common stock and accordingly holds shares of common stock in varying amounts as inventory.

[57]	Includes 10,000 shares of common stock and 1,500 shares of common stock subject to common stock purchase warrants.

[58]	Includes 94,000 shares of common stock and 14,100 shares of common stock subject to common stock purchase warrants.

[59]	Includes 2,500 shares of common stock and 375 shares of common stock subject to common stock purchase warrants.

[60]	Includes 5,000 shares of common stock and 750 shares of common stock subject to common stock purchase warrants.

[61]	Includes 2,500 shares of common stock and 375 shares of common stock subject to common stock purchase warrants.

[62]	Includes 2,500 shares of common stock and 375 shares of common stock subject to common stock purchase warrants.

[63]	Includes 5,000 shares of common stock and 750 shares of common stock subject to common stock purchase warrants.

[64]	Includes 20,000 shares subject to common stock purchase warrants.

[65]	Includes 51,000 shares of common stock and 7,650 shares of common stock subject to common stock purchase warrants.

[66]	Includes 24,000 shares of common stock and 3,600 shares of common stock subject to common stock purchase warrants.

[67]	Includes 103,000 shares of common stock and 15,450 shares of common stock subject to common stock purchase warrants.

[68]	Includes 65,000 shares of common stock and 9,750 shares of common stock subject to common stock purchase warrants.

[69]	Includes 2,500 shares of common stock and 375 shares of common stock subject to common stock purchase warrants.

[70]	Includes 2,500 shares of common stock and 375 shares of common stock subject to common stock purchase warrants.

[71]	Includes 2,500 shares of common stock and 375 shares of common stock subject to common stock purchase warrants.

[72]	Includes 41,250 shares of common stock and 6,187 shares of common stock subject to common stock purchase warrants.

[73]	Includes 83,750 shares of common stock and 12,562 shares of common stock subject to common stock purchase warrants.

[74]	Includes 2,500 shares of common stock and 375 shares of common stock subject to common stock purchase warrants.

[75]	Includes 3,500 shares of common stock and 375 shares of common stock subject to common stock purchase warrants.

[76]	Includes 2,500 shares of common stock and 375 shares of common stock subject to common stock purchase warrants.

[77]	Includes 3,000 shares of common stock and 450 shares of common stock subject to common stock purchase warrants.

[78]	Includes 3,000 shares of common stock and 450 shares of common stock subject to common stock purchase warrants.

[79]	Includes 2,500 shares of common stock and 375 shares of common stock subject to common stock purchase warrants.

[80]	Includes 71,000 shares of common stock and 7,500 shares of common stock subject to common stock purchase warrants.

[81]	Includes 171,000 shares of common stock and 7,500 shares of common stock subject to common stock purchase warrants.

[82]	Includes 3,500 shares of common stock and 525 shares of common stock subject to common stock purchase warrants.

[83]	Includes 2,500 shares of common stock and 375 shares of common stock subject to common stock purchase warrants.

[84]	Includes 5,000 shares of common stock and 750 shares of common stock subject to common stock purchase warrants.

[85]	Includes 10,000 shares of common stock and 1,500 shares of common stock subject to common stock purchase warrants.

[86]	Includes 30,000 shares of common stock and 4,500 shares of common stock subject to common stock purchase warrants.

[87]	Includes 2,500 shares of common stock and 375 shares of common stock subject to common stock purchase warrants.

[88]	Includes 2,500 shares of common stock and 375 shares of common stock subject to common stock purchase warrants.

[89]	Includes 37,500 shares of common stock and 5,625 shares of common stock subject to common stock purchase warrants.

[90]	Includes 10,000 shares of common stock and 1,500 shares of common stock subject to common stock purchase warrants.

[91]	Includes 20,000 shares of common stock and 3,000 shares of common stock subject to common stock purchase warrants.

[92]	Includes 112,500 shares of common stock and 16,875 shares of common stock subject to common stock purchase warrants.

[93]	Includes 2,500 shares of common stock and 375 shares of common stock subject to common stock purchase warrants.

[94]	Includes 2,500 shares of common stock and 375 shares of common stock subject to common stock purchase warrants.

[95]	Includes 2,500 shares of common stock and 375 shares of common stock subject to common stock purchase warrants.

[96]	Includes 11,000 shares of common stock and 1,500 shares of common stock subject to common stock purchase warrants.

[97]	Includes 3,000 shares of common stock and 450 shares of common stock subject to common stock purchase warrants.

[98]	Includes 7,000 shares of common stock and 1,050 shares of common stock subject to common stock purchase warrants.

[99]	Includes 2,500 shares of common stock and 375 shares of common stock subject to common stock purchase warrants.

100	Includes 6,000 shares of common stock and 750 shares of common stock subject to common stock purchase warrants.

101	Includes 12,000 shares of common stock and 1,800 shares of common stock subject to common stock purchase warrants.

102	Includes 31,000 shares of common stock and 4,650 shares of common stock subject to common stock purchase warrants.

103	Includes 15,000 shares of common stock and 2,250 shares of common stock subject to common stock purchase warrants.

104	Includes 32,000 shares of common stock and 4,800 shares of common stock subject to common stock purchase warrants.

105	Includes 8,000 shares of common stock and 1,200 shares of common stock subject to common stock purchase warrants.

106	Includes 2,500 shares of common stock and 375 shares of common stock subject to common stock purchase warrants.

107	Includes 2,500 shares of common stock and 375 shares of common stock subject to common stock purchase warrants.

108	Includes 5,000 shares of common stock and 7,50 shares of common stock subject to common stock purchase warrants.

109	Includes 3,500 shares of common stock and 375 shares of common stock subject to common stock purchase warrants.

110	Includes 50,000 shares of common stock and 7,500 shares of common stock subject to common stock purchase warrants.

111	Includes 12,000 shares of common stock and 1,050 shares of common stock subject to common stock purchase warrants.

112	Includes 2,500 shares of common stock and 375 shares of common stock subject to common stock purchase warrants.

113	Includes 2,500 shares of common stock and 375 shares of common stock subject to common stock purchase warrants.

        Leerink Swann & Company (“Leerink”) acted as placement agent for the Company in connection with the private placements of Common Stock in May and June 2001. Leerink received fees of approximately $1.1 million and warrants to purchase an aggregate of 130,400 shares of Common Stock in connection with these services. In addition, MedaCorp, Inc., an affiliate of Leerink, is providing consulting services to Bioject pursuant to a consulting agreement under which MedaCorp, Inc. is paid $7,500 per month and has received warrants to purchase 20,000 shares of Common Stock. No other Selling Shareholder has held any position or office, or other material relationship with Bioject or any of its predecessors or affiliates within the past three years.

PLAN OF DISTRIBUTION

        We are registering shares of common stock on behalf of the Selling Shareholders. “Selling Shareholders” includes donees, pledgees, transferees or successors-in-interest selling securities received from a named Selling Shareholder as a gift, pledge, partnership distribution or other non-sale related transfer after the date of this Prospectus. The Selling Shareholders will offer and sell the securities to which this Prospectus relates for their own accounts. We will not receive any proceeds from the sale of the securities. All costs, expenses and fees in connection with the registration of the securities offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of securities will be borne by the Selling Shareholders. Sales of the securities may be effected by Selling Shareholders from time to time in one or more types of transactions, including block transactions,

•	on the Nasdaq SmallCap Market,

•	in the over-the-counter market,

•	in negotiated transactions,

•	through put or call options transactions relating to the shares, and

•	through short sales of shares,

or a combination of these methods of sale or through any lawful manner, at market prices prevailing at the time of sale, or at negotiated prices. These transactions may or may not involve brokers or dealers. The Selling Shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of securities by the Selling Shareholders.

        The Selling Shareholders may sell securities directly to purchasers or to or through broker-dealers, which may act as agents or principals. The broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both. This compensation as to a particular broker-dealer might be in excess of customary commissions.

        The Selling Shareholders and any broker-dealers that act in connection with the sale of securities might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by these broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify each Selling Shareholder against specified liabilities, including liabilities arising under the Securities Act. The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the securities against certain liabilities, including liabilities arising under the Securities Act.

        Because Selling Shareholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the Selling Shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the Selling Shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

        Selling Shareholders also may resell all or a portion of the securities in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that rule.

        If we are notified by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this Prospectus will be filed, if required, under Rule 424(b) under the Act, disclosing

•	the name of each such Selling Shareholder and of the participating broker-dealer(s),

•	the number of securities involved,

•	the price at which such securities were sold,

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and

•	other facts material to the transaction.

        In addition, if we are notified by a Selling Shareholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares of common stock or preferred stock, a supplement to this Prospectus will be filed.

LEGAL MATTERS

        The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for us by Stoel Rives LLP, Portland, Oregon.

EXPERTS

        The financial statements and schedules incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

PART II.    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table itemizes the expenses incurred by the Company in connection with the shares of Common Stock being registered. All of the amounts shown are estimates except the Securities and Exchange registration fee.

Item	Amount
Securities and Exchange Commission Registration Fee	$ 6,414.00
Blue Sky Fees and Expenses	0.00
Accounting Fees and Expenses	2,500.00
Legal Fees and Expenses	5,000.00
Miscellaneous	1,000.00

Total	$14,914.00

        The Selling Shareholders will pay no portion of the foregoing expenses.

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Generally, Sections 60.387 through 60.414 of the Oregon Business Corporation Act (the “Act”) authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers in circumstances where the officer or director acted in good faith, in a manner that the director or officer reasonably believed to be in (or at least not opposed to) the best interests of the corporation and, if in a criminal proceeding, if the director or officer had no reasonable cause to believe his conduct was unlawful. Article IX of the Company’s Bylaws provides for indemnification to the greatest extent permitted by the Oregon Act.

        Section 60.047 of the Oregon Act authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages resulting from conduct as a director, except in certain circumstances involving breach of the director’s duty of loyalty to the corporation or its shareholders, intentional misconduct or knowing violation of the law, self dealing or approval of illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article VII of the Company’s Articles of Incorporation contains provisions implementing, to the fullest extent allowed, limitations on a director’s liability to the Company or its shareholders. The Company currently maintains officers’ and directors’ liability insurance.

ITEM 16.    EXHIBITS

Exhibit Number	Description
4.1	Form of Subscription Agreement dated May 2001. Incorporated by reference to Exhibit 10.35 of the Company’s Form 10-K for the year ended March 31, 2001.

4.2	Form of Subscription Agreement date June 2001. Incorporated by reference to Exhibit 10.36 of the Company’s Form 10-K for the year ended March 31, 2001.

4.3	Form of Series “V” Common Stock Purchase Warrant. Incorporated by reference to Exhibit 10.31 of the Company’s Form 10-K for the year ended March 31, 2001.

4.4	Form of Series “W” Common Stock Purchase Warrant. Incorporated by reference to Exhibit 10.33 of the Company’s Form 10-K for the year ended March 31, 2001.

4.5	Form of Registration Rights Agreement between Bioject Medical Technologies Inc. and Leerink
Swann & Company. Incorporated by reference to Exhibit 10.32 of the Company’s Form 10-K for the year ended March 31, 2001.

5.1	Opinion of Stoel Rives LLP

23.1	Consent of Stoel Rives LLP (included in Exhibit 5.1)

23.2	Consent of Arthur Andersen LLP

ITEM 17. UNDERTAKINGS.

        (a)    Rule 415 Offering.

        The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

        (iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if this Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post- effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

        (2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)    Filings Incorporating Subsequent Exchange Act Documents by Reference.

        The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

INDEMNIFICATION FOR LIABILITIES

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expense incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on June 21, 2001.

BIOJECT MEDICAL TECHNOLOGIES INC.

/S / JAMES C. O’SHEA
By:
James C. O’Shea
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints James C. O’Shea and Chris Farrell, or either of them, his attorney-in-fact, with the power of substitution, for them in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and as of June 21, 2001.

Signature	Title

/S / JAMES C. O’SHEA James C. O’Shea	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer and Principal Financial and Accounting Officer)

/S / SANDRA PANEM Sandra Panem	Director

/S / GRACE K. FEY Grace K. Fey	Director

/S / EDWARD L. FLYNN Edward L. Flynn	Director

/S / WILLIAM A. GOUVEIA William A. Gouveia	Director

/S / ERIC T. HERFINDAL Eric T. Herfindal	Director

Richard J. Plestina	Director

/S / JOHN RUEDY , M.D. John Ruedy, M.D.	Director

EXHIBIT INDEX

Exhibit Number	Description
4.1	Form of Subscription Agreement dated May 2001. Incorporated by reference to Exhibit 10.35 of the Company’s Form 10-K for the year ended March 31, 2001.

4.2	Form of Subscription Agreement date June 2001. Incorporated by reference to Exhibit 10.36 of the Company’s Form 10-K for the year ended March 31, 2001.

4.3	Form of Series “V” Common Stock Purchase Warrant. Incorporated by reference to Exhibit 10.31 of the Company’s Form 10-K for the year ended March 31, 2001.

4.4	Form of Series “W” Common Stock Purchase Warrant. Incorporated by reference to Exhibit 10.33 of the Company’s Form 10-K for the year ended March 31, 2001.

4.5	Form of Registration Rights Agreement between Bioject Medical Technologies Inc. and Leerink
Swann & Company. Incorporated by reference to Exhibit 10.32 of the Company’s Form 10-K for the year ended March 31, 2001.

5.1	Opinion of Stoel Rives LLP

23.1	Consent of Stoel Rives LLP (included in Exhibit 5.1)

23.2	Consent of Arthur Andersen LLP